Exhibit 23.3



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Burlington Resources Inc., Burlington Resources Capital I, Burlington Resources Capital II and Burlington Resources Finance Company dated April 29, 2002 (the "Prospectus") and to the incorporation by reference of our report dated February 2, 2001 (except for note 14 which is as of February 15, 2002) with respect to the consolidated financial statements of Canadian Hunter Exploration Ltd. filed as an exhibit to the Annual Report on Form 10-K of Burlington Resources Inc. dated February 15, 2002 incorporated by reference in the Prospectus and filed with the United States Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

Calgary, Canada
April 26, 2002                             Chartered Accountants